Exhibit 99.2

Announcement Under Irish Takeover Rules Relevant Securities in Issue

DUBLIN, Ireland, May 13, 2013 – In accordance with Rule 2.10 of the Irish Takeover Rules, Warner Chilcott plc (Nasdaq:WCRX) (the “Company”) confirms that, as of the close of business on May 10, 2013, the Company’s issued share capital consisted of 250,890,863 ordinary shares, par value US$0.01 per share (the “Ordinary Shares”). The CUSIP number for the Ordinary Shares is G94368100.

The Company also confirms that, as of the close of business on May 10, 2013, there were outstanding   2,302,438 restricted share units (the “Restricted Share Units”) and 6,464,435 options to purchase Ordinary Shares (the “Share Options”) granted by the Company. Upon vesting, each Restricted Share Unit entitles the holder to receive one Ordinary Share, and each Share Option entitles the holder to purchase one Ordinary Share at the applicable exercise price.

The Company

Warner Chilcott is a leading specialty pharmaceutical company currently focused on the women’s healthcare, gastroenterology, urology and dermatology segments of the branded pharmaceuticals market, primarily in North America. We are a fully integrated Company with internal resources dedicated to the development, manufacture and promotion of our products. WCRX-G.

ENQUIRIES

Warner Chilcott plc

Rochelle Fuhrmann Senior Vice President, Finance (973) 442-3281 rfuhrmann@wcrx.com

The holder of 1% or more of any relevant securities in the Company may have disclosure obligations under Rule 8.3 of the Irish Takeover Rules.

The directors of the Company accept responsibility for the information contained in this announcement. To the best of the knowledge and belief of the directors (who have taken all reasonable care to ensure that such is the case) the information contained in this announcement is in accordance with the facts and does not omit anything likely to affect the import of such information.

Deutsche Bank Securities Inc. is acting exclusively for the Company as financial advisor and is not acting as financial advisor to anyone else in connection with the matters referred to in this announcement and will not be responsible to anyone other than the Company in connection therewith for providing advice in relation to the matters referred to in this announcement. Deutsche Bank Securities Inc. has delegated certain of its financial advisory functions and responsibilities to Deutsche Bank AG, acting through its London branch. Deutsche Bank AG, acting through its London branch is performing such delegated functions and responsibilities exclusively for the Company and is not acting as a financial adviser for any other person in connection with the matters referred to in this announcement and will not be responsible to any such other person for providing advice in relation to the matters referred to in this announcement. Deutsche Bank AG is authorised under German Banking Law (competent authority: BaFin - Federal Financial Supervisory Authority) and authorised and subject to limited regulation by the Financial Conduct Authority. Details about the extent of Deutsche Bank AG’s authorisation and regulation by the Financial Conduct Authority are available on request.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION (DIRECTLY OR INDIRECTLY) IN WHOLE OR IN PART, IN OR INTO CANADA, AUSTRALIA, JAPAN OR ANY OTHER JURISDICTION WHERE THIS WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION.